Exhibit 99.1
NEWS RELEASE
ASSOCIATED MATERIALS AND AMH HOLDINGS REPORT SECOND QUARTER RESULTS
CUYAHOGA FALLS, Ohio, August 12 — Associated Materials (the “Company”) today announced results for the quarter and six months ended June 28, 2008. Financial highlights are as follows:
•	Net sales for the quarter ended June 28, 2008 were $314.8 million, a 6.8% decrease from net sales of $338.0 million for the same period in 2007. For the six months ended June 28, 2008, net sales were $515.7 million, or 7.3% lower than net sales of $556.1 million for the same period in 2007.

•	Net income for the second quarter of 2008 was $12.0 million compared to net income of $17.0 million for the same period in 2007. For the six months ended June 28, 2008, net income was $4.3 million compared to net income of $12.4 million for the same period in 2007.

•	Adjusted EBITDA for the second quarter of 2008 was $34.7 million compared to adjusted EBITDA of $44.6 million for the same period in 2007. For the six months ended June 28, 2008, adjusted EBITDA was $34.9 million compared to adjusted EBITDA of $49.4 million for the same period in 2007.
Tom Chieffe, President and Chief Executive Officer, commented, “Our second quarter results reflect the difficulties facing the U.S. housing market and the decline in economic conditions. In response, we continue to diligently focus on the strong execution of our operational initiatives to reduce our cost structure. Furthermore, we continue to invest in marketing and product development to create sales opportunities and growth with new and existing customers. While we expect the downturn in the housing market to persist throughout 2008, we remain well positioned for strong growth when market conditions improve.”
Earnings Conference Call
Management will host its second quarter earnings conference call on Tuesday, August 12th at 11 a.m. Eastern Time. The toll free dial-in number for the call is (888) 862-6557 and the conference call identification number is 22186058. A replay of the call will be available through August 19th by dialing (877) 213-9653 and entering the above conference call identification number. The conference call and replay will also be available via webcast, which along with this news release can be accessed via the Company’s web site at http://www.associatedmaterials.com.

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended June 28, 2008
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	June 28,	June 28,	June 28,	June 28,
	2008	2008	2008	2008

Net sales	$314,812	$—	$—	$314,812

Gross profit	78,992	—	—	78,992

Selling, general and administrative expense	52,862	—	—	52,862
Manufacturing restructuring costs	938	—	—	938

Income from operations	25,192	—	—	25,192

Interest expense, net	5,915	11,507	—	17,422
Foreign currency loss	12	—	—	12

Income (loss) before income taxes	19,265	(11,507)	—	7,758
Income taxes (benefit)	7,224	(13,692)	—	(6,468)

Income before equity income from subsidiaries	12,041	2,185	—	14,226
Equity income from subsidiaries	—	12,041	(12,041)	—

Net income	$12,041	$14,226	$(12,041)	$14,226

Other Data:
EBITDA (a)	$30,925
Adjusted EBITDA (a)	34,663

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended June 30, 2007
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2007	2007	2007

Net sales	$337,951	$—	$—	$337,951

Gross profit	91,066	—	—	91,066

Selling, general and administrative expense	53,244	—	—	53,244

Income from operations	37,822	—	—	37,822

Interest expense, net	7,316	10,341	—	17,657
Foreign currency gains	(94)	—	—	(94)

Income (loss) before income taxes	30,600	(10,341)	—	20,259
Income taxes (benefit)	13,581	(287)	—	13,294

Income (loss) before equity income from subsidiaries	17,019	(10,054)	—	6,965
Equity income from subsidiaries	—	17,019	(17,019)	—

Net income	$17,019	$6,965	$(17,019)	$6,965

Other Data:
EBITDA (a)	$43,382
Adjusted EBITDA (a)	44,581

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
(Unaudited)
Six Months Ended June 28, 2008
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated
	Six Months	Six Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 28,	June 28,	June 28,	June 28,
	2008	2008	2008	2008

Net sales	$515,690	$—	$—	$515,690

Gross profit	123,605	—	—	123,605

Selling, general and administrative expense	102,990	—	—	102,990
Manufacturing restructuring costs	1,783	—	—	1,783

Income from operations	18,832	—	—	18,832

Interest expense, net	11,782	22,614	—	34,396
Foreign currency loss	90	—	—	90

Income (loss) before income taxes	6,960	(22,614)	—	(15,654)
Income taxes (benefit)	2,672	(17,778)	—	(15,106)

Income (loss) before equity income from subsidiaries	4,288	(4,836)	—	(548)
Equity income from subsidiaries	—	4,288	(4,288)	—

Net income (loss)	$4,288	$(548)	$(4,288)	$(548)

Other Data:
EBITDA (a)	$30,140
Adjusted EBITDA (a)	34,926

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
(Unaudited)
Six Months Ended June 30, 2007
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated
	Six Months	Six Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2007	2007	2007

Net sales	$556,115	$—	$—	$556,115

Gross profit	138,782	—	—	138,782

Selling, general and administrative expense	102,344	—	—	102,344

Income from operations	36,438	—	—	36,438

Interest expense, net	14,309	20,324	—	34,633
Foreign currency gains	(100)	—	—	(100)

Income (loss) before income taxes	22,229	(20,324)	—	1,905
Income taxes (benefit)	9,848	(8,649)	—	1,199

Income (loss) before equity income from subsidiaries	12,381	(11,675)	—	706
Equity income from subsidiaries	—	12,381	(12,381)	—

Net income	$12,381	$706	$(12,381)	$706

Other Data:
EBITDA (a)	$47,430
Adjusted EBITDA (a)	49,447

(a)	EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. The Company considers adjusted EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company’s ability to service its debt and / or incur debt and meet the Company’s capital expenditure requirements; (ii) internally measure the Company’s operating performance; and (iii) determine the Company’s incentive compensation programs. In addition, the Company’s credit facility has certain covenants that use ratios utilizing this measure of adjusted EBITDA. EBITDA and adjusted EBITDA have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies. EBITDA and adjusted EBITDA are not measures determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of the Company’s operating results or cash flows from operations (as determined in accordance with GAAP) as a measure of the Company’s liquidity. The reconciliation of the Company’s net income to EBITDA and adjusted EBITDA is as follows (in thousands):

	Quarter	Quarter	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
Net income	$12,041	$17,019	$4,288	$12,381
Interest expense, net	5,915	7,316	11,782	14,309
Income taxes	7,224	13,581	2,672	9,848
Depreciation and amortization	5,745	5,466	11,398	10,892

EBITDA	30,925	43,382	30,140	47,430
Foreign currency (gain) loss	12	(94)	90	(100)
Separation costs (b)	—	—	—	699
Amortization of management fee (c)	125	125	250	250
Transaction costs (d)	—	1,168	—	1,168
Manufacturing restructuring costs (e)	1,797	—	2,642	—
Loss upon disposal of assets other than by sale (f)	1,804	—	1,804	—

Adjusted EBITDA	$34,663	$44,581	$34,926	$49,447

(b)	Represents separation costs, including payroll taxes, related to the resignation of Mr. Deighton, former Chief Operating Officer of the Company.

(c)	Represents amortization of a prepaid management fee of $6 million paid to Investcorp International Inc. in connection with the December 2004 recapitalization transaction. The Company is expensing the prepaid management fee based on the services provided over the life of the agreement, as defined in the Management Advisory Agreement with Investcorp International Inc. In accordance with the Management Advisory Agreement, the Company recorded $4 million as expense for the year ended December 31, 2005, with the remaining unamortized amount to be expensed equally over the remaining four-year term of the agreement.

(d)	Represents legal and accounting fees incurred in connection with an unsuccessful bid for an acquisition target.

(e)	During 2008, the Company committed to a plan to discontinue use of its warehouse facility adjacent to its Ennis, Texas vinyl manufacturing facility and began using a third party distribution center located in Ashtabula, Ohio. In addition, the Company committed to relocating certain vinyl siding production from Ennis, Texas to its vinyl manufacturing facilities in West Salem, Ohio and Burlington, Ontario. For the three and six months ended June 28, 2008, the amounts represent asset impairment costs, inventory markdown costs, and costs incurred to relocate manufacturing equipment. Inventory markdown costs of $0.9 million are included in cost of sales in the statement of operations.

(f)	As part of the Company’s ongoing efforts to improve its internal controls, the Company enhanced its controls surrounding the physical verification of property, plant and equipment during the quarter ended June 28, 2008. The amounts recorded represent the loss upon disposal of assets other than by sale as a result of executing these enhanced controls.

Results of Operations
Net sales decreased 6.8% to $314.8 million for the second quarter of 2008 compared to $338.0 million for the same period in 2007 primarily due to decreased unit volumes in the Company’s vinyl siding and vinyl window operations, partially offset by the benefit from the stronger Canadian dollar. During the second quarter of 2008 compared to the same period in 2007, vinyl siding unit volumes decreased by 21%, while vinyl window unit volumes decreased by 8%. Gross profit in the second quarter of 2008 was $79.0 million, or 25.1% of net sales, compared to gross profit of $91.1 million, or 26.9% of net sales, for the same period in 2007. The decrease in gross profit as a percentage of net sales was primarily a result of reduced leverage of fixed manufacturing costs due to lower sales volumes, increased freight costs and inventory markdown costs associated with the Company’s restructuring efforts, partially offset by the impact of cost reduction initiatives started in the prior year and the benefit of the stronger Canadian dollar. Selling, general and administrative expense decreased to $52.9 million, or 16.8% of net sales, for the second quarter of 2008 versus $53.2 million, or 15.8% of net sales, for the same period in 2007. Selling, general and administrative expense for the quarter ended June 28, 2008 includes a loss upon the disposal of assets other than by sale of $1.8 million, while selling, general and administrative expense for the quarter ended June 30, 2007 includes $1.2 million of transaction costs relating to an unsuccessful bid for an acquisition target. Excluding these items, selling, general and administrative expense for the second quarter of 2008 decreased $1.0 million compared to the same period in 2007. The decrease in selling, general and administrative expense was primarily due to reduced consulting expenses and decreases in EBITDA-based incentive compensation programs, partially offset by the translation impact on Canadian expenses and increased building and truck lease expenses in the Company’s supply center network.
For the six months ended June 28, 2008, net sales were $515.7 million, or 7.3% lower than net sales of $556.1 million for the same period in 2007 primarily due to decreased unit volumes across all product categories, principally in vinyl siding and vinyl windows, partially offset by the benefit from the stronger Canadian dollar. For the six months ended June 28, 2008 compared to the same period in 2007, vinyl siding unit volumes decreased by 21%, while vinyl window unit volumes decreased by 7%. Gross profit for the six months ended June 28, 2008 was $123.6 million, or 24.0% of net sales, compared to gross profit of $138.8 million, or 25.0% of net sales, for the same period in 2007. The decrease in gross profit as a percentage of sales for the six months ended June 28, 2008 was primarily due to the same factors impacting the quarter. For the six months ended June 28, 2008 selling, general and administrative expense increased to $103.0 million, or 20.0% of net sales versus $102.3 million, or 18.4% of net sales for the same period in 2007. Selling, general and administrative expense for the six months ended June 28, 2008 includes a loss upon the disposal of assets other than by sale of $1.8 million, while selling, general and administrative expense the six months ended June 30, 2007 includes $0.7 million of separation costs related to the resignation of the Company’s former Chief Operating Officer and $1.2 million of transaction costs relating to an unsuccessful bid for an acquisition target. Excluding these items, selling, general and administrative expense for the six months ended June 28, 2008 increased $0.7 million compared to the same period in 2007. The increase in selling, general and administrative expense was due primarily to the translation impact on Canadian expenses, increased building and truck lease expenses and product delivery costs in the Company’s supply center network, partially offset by reduced consulting expenses and decreases in EBITDA-based incentive compensation programs.

During the first quarter of 2008, the Company committed to a plan to discontinue use of its warehouse facility adjacent to its Ennis, Texas vinyl manufacturing facility and began transitioning to a third party distribution center located in Ashtabula, Ohio. In addition, the Company committed to relocating certain vinyl siding production from Ennis, Texas to its vinyl manufacturing facilities in West Salem, Ohio and Burlington, Ontario. The Company incurred costs of $0.9 million during the second quarter of 2008 and $1.8 million for the six months ended June 28, 2008 associated with these restructuring efforts, which was comprised of asset impairment costs, costs incurred to relocate manufacturing equipment and costs associated with the transition of distribution operations. Additionally, the Company recorded $0.9 million of inventory markdown costs associated with these restructuring efforts within cost of goods sold for the quarter and six months ended June 28, 2008.
The consolidating financial information included herein for the quarters and six months ended June 28, 2008 and June 30, 2007 includes the Company and its indirect parent company, AMH Holdings (“AMH”), which conducts all of its operating activities through the Company. Including AMH’s interest expense, which primarily consists of the accretion on AMH’s 11 1/4% senior discount notes, AMH reported consolidated net income of $14.2 million for the quarter ended June 28, 2008 compared to $7.0 million for the same period in 2007. AMH reported a consolidated net loss of $0.5 million for the six months ended June 28, 2008 compared to net income of $0.7 million for the same period in 2007.
In connection with the December 2004 recapitalization transaction, AMH’s parent company AMH Holdings II (“AMH II”) was formed, and AMH II subsequently issued $75 million of senior notes in December 2004. The AMH II senior notes, which had accreted to $85.1 million by June 28, 2008, are not guaranteed by either the Company or AMH. The senior notes accrue interest at 13 5/8%, of which 10% is paid currently in cash and 3 5/8% accrues to the value of the senior notes. As AMH II is a holding company with no operations, it must receive distributions, payments or loans from its subsidiaries to satisfy its obligations on its debt. Total AMH II debt, including that of its consolidated subsidiaries, was $754.2 million as of June 28, 2008.
Company Description
Associated Materials is a leading manufacturer of exterior residential building products, which are distributed through company-owned distribution centers and independent distributors across North America. The Company produces a broad range of vinyl windows, vinyl siding, aluminum trim coil, aluminum and steel siding and accessories, as well as vinyl fencing and railing. Associated Materials is a privately held, wholly-owned subsidiary of Associated Materials Holdings, which is a wholly-owned subsidiary of AMH, which is a wholly-owned subsidiary of AMH II, which is controlled by affiliates of Investcorp S.A. and Harvest Partners, Inc. For more information, please visit the company’s website at http://www.associatedmaterials.com.

Investcorp is a leading provider and manager of alternative investment products. It has offices in New York, London and Bahrain and is publicly traded on the London Stock Exchange (IVC) and Bahrain Stock Exchange (INVCORP). Investcorp has five lines of business: private equity, hedge funds, real estate, technology investment and Gulf growth capital. Founded in 1982, Investcorp has grown to become one of the largest and most diverse alternative investment managers in terms of both product offerings and geography. It currently has over $10 billion in invested assets under management. Further information is available at www.investcorp.com.
Harvest Partners is a private equity investment firm with a long track record of building value in businesses and generating attractive returns on investment. Founded in 1981, Harvest Partners has approximately $1 billion of invested capital under management. For more information on Harvest Partners please visit its website at http://www.harvpart.com.
Forward-Looking Statements
This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the Company and AMH that are based on the beliefs of the Company’s and AMH’s management. When used in this press release, the words “may,” “will,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue” or similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties. Such statements reflect the current views of the Company’s and AMH’s management. The following factors, and others which are discussed in the Company’s and AMH’s filings with the Securities and Exchange Commission, are among those that may cause actual results to differ materially from the forward-looking statements: changes in the home building industry, general economic conditions, interest rates, foreign currency exchange rates, changes in the availability of consumer credit, employment trends, levels of consumer confidence, consumer preferences, changes in raw material costs and availability, market acceptance of price increases, changes in national and regional trends in new housing starts, changes in weather conditions, the Company’s ability to comply with certain financial covenants in loan documents governing its indebtedness, increases in levels of competition within its market, availability of alternative building products, increases in its level of indebtedness, increases in costs of environmental compliance, increase in capital expenditure requirements, potential conflict between Alside and Gentek distribution channels and shifts in market demand. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For further information, contact:
Cyndi Sobe
Chief Financial Officer
(330) 922-7743

Sales by Principal Product Offering (in thousands)

	Quarter	Quarter	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Vinyl windows	$103,935	$114,010	$173,623	$187,773
Vinyl siding products	70,315	82,160	114,449	135,048
Metal products	61,789	62,437	101,133	104,841
Third party manufactured products	58,187	58,035	91,120	91,639
Other products and services	20,586	21,309	35,365	36,814

	$314,812	$337,951	$515,690	$556,115

Selected Balance Sheet Data (in thousands)

	June 28, 2008
	Associated		AMH
	Materials	AMH	Consolidated
Cash	$8,207	$—	$8,207
Accounts receivable, net	169,438	—	169,438
Inventories	155,609	—	155,609
Accounts payable	101,862	—	101,862
Accrued liabilities	55,733	—	55,733
Total debt	254,309	414,765	669,074

	December 29, 2007
	Associated		AMH
	Materials	AMH	Consolidated
Cash	$21,603	$—	$21,603
Accounts receivable, net	138,653	—	138,653
Inventories	137,015	—	137,015
Accounts payable	80,082	—	80,082
Accrued liabilities	64,618	—	64,618
Total debt	226,000	392,677	618,677
Selected Cash Flow Data (in thousands)

	Six Months	Six Months
	Ended	Ended
	June 28,	June 30,
	2008	2007
Net cash used in operating activities	$(28,827)	$(2,245)
Capital expenditures	8,210	4,850
Dividend paid to fund semi-annual interest payment on AMH II’s 13 5/8% senior notes	4,118	3,973
Borrowings under the Company’s revolving loan	28,309	9,972
Cash paid for interest	10,547	12,518
Cash paid for income taxes	13,157	8,939